UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Allergan Funding SCS	Warner Chilcott Limited
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	Bermuda
(State or Other Jurisdiction of Incorporation)	(State or Other Jurisdiction of Incorporation)

98-1177603	98-0496358
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

46A, avenue J.F. Kennedy l-1855 Luxembourg Grand Duchy of Luxembourg	Canon’s Court 22 Victoria Street Hamilton, HM 12 Bermuda
(Address of Principal Executive Offices)	(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
€500,000,000 1.500% Notes due 2023 €500,000,000 2.625% Notes due 2028 €700,000,000 Floating Rate Notes due 2020	New York Stock Exchange New York Stock Exchange New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-223089-02

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are €500,000,000 aggregate principal amount of 1.500% notes due 2023 (the “2023 notes”), €500,000,000 aggregate principal amount of 2.625% notes due 2028 (the “2028 notes”) and €700,000,000 aggregate principal amount of floating rate notes due 2020 (the “floating rate notes”) (the 2023 notes and 2028 notes, together, the “fixed rate notes” and, the fixed rate notes and the floating rate notes, together, the “notes”), of Allergan Funding SCS, an indirectly wholly-owned subsidiary of Warner Chilcott Limited (the “Company”), which are jointly and severally, irrevocably and unconditionally guaranteed by each of the Company, Allergan Capital S.à. r.l. and Allergan Finance, LLC, each of which, except the Company, are wholly-owned indirect subsidiaries of the Company. The descriptions of the notes are contained in the Company’s Prospectus, dated February 16, 2018, included in the Company’s registration statement on Form S-3 (File No. 333-223089-04) under the caption “Description of the Allergan Funding SCS debt securities” and Allergan Funding SCS’ Prospectus Supplement with respect to the notes, among other debt securities of Allergan Funding SCS, dated November 8, 2018, under the caption “Description of the Notes,” and those sections are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Indenture among Allergan Funding SCS, Warner Chilcott Limited, Allergan Capital S.à. r.l. and Allergan Finance, LLC, as guarantors, and Wells Fargo Bank, N.A., as trustee, dated as of March 12, 2015 (incorporated by reference herein to Exhibit 4.1 of Allergan plc’s Current Report on Form 8-K filed on March 12, 2015).

4.2	Fourth Supplemental Indenture among Allergan Funding SCS, Warner Chilcott Limited, Allergan Capital S.à. r.l. and Allergan Finance, LLC, and Wells Fargo Bank, N.A., as trustee, dated as of November 15, 2018 (incorporated by reference herein to Exhibit 4.1 of Allergan plc’s Current Report on Form 8-K filed on November 15, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2018	Allergan Funding SCS

For and on behalf of Allergan International Holding S.á. r.l., in its capacity as General Partner of the Company, itself represented by:

	By:	/s/ Stephen M. Kaufhold
	Name:	Stephen M. Kaufhold
	Title:	Class A Manager

	By:	/s/ Cesar Acosta
	Name:	Cesar Acosta
	Title:	Class B Manager

Warner Chilcott Limited

	By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Secretary